Exhibit 99.01

Planet Payment, Inc. Appoints Robert J. Cox as Chief Operating Officer

Long Beach, NY – January 6, 2014: Planet Payment, Inc. (NASDAQ:PLPM) (LSE:AIM:PPT), a leading provider of international payment and transaction processing and multi-currency processing services, is pleased to announce that the Company has appointed Robert J. Cox as Chief Operating Officer of the Company with immediate effect.  Mr. Cox will also continue in his role as Chief Financial Officer.

Mr. Cox has served as our Senior Vice President, Chief Financial Officer and Treasurer since November 2009 and will continue to serve in such roles following his appointment as Chief Operating Officer. From June 2009 to November 2009, Mr. Cox served as the Chief Financial Officer of Harris Interactive, Inc., a market research firm.  From 2001 to May 2009, Mr. Cox served as the Chief Financial Officer of DealerTrack Holdings, Inc., an automotive retail software solution provider. He began his career as a Certified Public Accountant in the audit practice at KPMG LLP. Mr. Cox holds a B.A. in Accounting from St. Bonaventure University and an M.B.A. from Columbia Business School.

Commenting on the appointment, Philip Beck, Chairman and Chief Executive Officer of Planet Payment, said:

“Based on Bob’s experience at Planet Payment and his nearly 15 years of experience with successful growth-oriented technology companies, we are confident that Bob can help us drive long-term sustainable growth for Planet Payment”

Carl J. Williams, President of Planet Payment, added “I’m very pleased to have Bob expanding his responsibilities at this juncture of our development”.

Cox stated, “I have been very fortunate to have worked with Philip over the past 4 years. I look forward to continuing to work with Philip, Carl and the rest of the management team as we successfully execute on our growth initiatives.”

About Planet Payment

Planet Payment is a leading provider of international payment and transaction processing and multi-currency processing services. We provide our services in 22 countries and territories across the Asia Pacific region, North America, the Middle East, Africa and Europe, primarily through our more than 60 acquiring bank and processor customers. Our point-of-sale and e-commerce services help merchants sell more goods and services to consumers, and together with our ATM services are integrated within the payment card transaction flow enabling our acquiring customers, their merchants and consumers to shop, pay, transact and reconcile payment transactions in multiple currencies, geographies and channels.

Planet Payment is headquartered in New York and has offices in Atlanta, Beijing, Bermuda, Delaware, Dubai, Dublin, London, Hong Kong, Mexico City, Shanghai and Singapore. Visit www.planetpayment.com for more information about the Company and its services. For up-to-date information follow Planet Payment on Twitter at @PlanetPayment or join Planet Payment’s Facebook page.

Enquiries:

Planet Payment, Inc.	Tel: + 1 516 670 3200
Robert J. Cox, SVP, CFO & COO	www.planetpayment.com

Canaccord Genuity Ltd (Nomad for Planet Payment)
Simon Bridges / Cameron Duncan	Tel: +44 20 7523 8000